EXHIBIT 23 (a)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Old Kent Financial Corporation:

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 Registration Statement of our report dated January 14, 1999, included in Old Kent Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Chicago, Illinois
October 18, 1999